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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): May 7, 2004

                          COMMONWEALTH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                   13-3245741
(State of incorporation)                  (I.R.S. Employer Identification No.)

          500 West Jefferson Street
            PNC Plaza-19th Floor
            Louisville, Kentucky                              40202-2823
  (Address of principal executive office)                     (Zip Code)

       Registrant's telephone number, including area code: (502) 589-8100

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

Item 12.  Results of Operations and Financial Condition.

         See the following press release, dated May 7, 2004, announcing Commonwealth Industries, Inc.'s results of operations for the First Quarter of 2004:

                                 Contact:     Kim S. Knotts
                                              Director of Investor Relations
                                              (502) 588-8207

               COMMONWEALTH INDUSTRIES REPORTS FIRST QUARTER 2004
                                FINANCIAL RESULTS

o        Aluminum and electrical shipments start strong
o        Selling price and operating profit improve
o        Accounting-related net hedge gain recorded in quarter
o        EBITDA increased 422% to $12.7 million
o        Estimated aluminum shipments for the second and third quarters of 2004 of 490-510 million pounds

LOUISVILLE, KENTUCKY (May 7, 2004) - Commonwealth Industries, Inc. (NASDAQ/NM:
CMIN) today announced results for the first quarter ended March 31, 2004. The recovery in aluminum shipments, which began in the second half of 2003, continued to advance into the first quarter of 2004. Commonwealth's aluminum shipments improved 32% to 241.9 million pounds in the first quarter of 2004 compared with 183.7 million pounds in the year-earlier period. Shipments of electrical conduit products for the quarter improved 11% to 127.7 million feet versus 114.9 million feet in the first quarter of 2003 due to strengthening in the commercial construction market.

Net sales for the first quarter of 2004 improved 34% to $284.1 million from $212.0 million in the same period last year. Gross profit for the quarter improved 120% to $20.5 million from $9.3 million in the year-earlier quarter, while operating income increased to $6.5 million from a loss of $3.2 million in the same period last year. Net income for the first quarter of 2004 was $2.9 million, or $0.18 per diluted share, compared with a net loss of $6.5 million, or $0.41 per diluted share, in the prior-year period.

Commonwealth's improvement in net sales and net income for the first quarter of 2004 primarily reflected improved selling prices and higher shipments at both its Commonwealth Aluminum and Alflex electrical products businesses due to stronger customer demand and improving markets. In addition, net income included the recognition of a $3.0 million net hedge gain, or $0.19 per share.

Earnings before interest, taxes, depreciation and amortization charges (EBITDA) for the first quarter of 2004 improved 422% to $12.7 million versus $2.4 million in the year-earlier period.

Mark V. Kaminski, Commonwealth's President and Chief Executive Officer, said, "Aluminum and electrical product shipments in the first quarter of this year were strong and continued to improve over the fourth quarter of 2003. We are optimistic as current bookings indicate a strong market through the third quarter. We plan for material margins to improve as price increases take hold in the third and fourth quarter of 2004."

The Company's gross profit margin for the first quarter improved to 7.2% from 4.4% in the year-earlier period, reflecting an improvement in both its aluminum and electrical products business units. The gross profit margin for the aluminum business increased to 5.6% in the first quarter of 2004 from 3.7% in the same period last year despite a reduction in aluminum material margins. Material margins decreased to $0.310 per pound from $0.343 per pound in the same quarter last year, affected by a competitive marketplace, inventory mix, melt loss and hardeners cost increases. Unit manufacturing costs also decreased by 19% to $0.228 per pound from $0.283 per pound in the year-earlier quarter due to improved volume in the 2004 period and manufacturing efficiencies implemented over the past three years. In the Company's electrical products business, gross profit margin improved to 19.5% in the first quarter of 2004 from 8.7% in the same period last year, reflecting higher volume, improved mix and manufacturing efficiency, as well as improved selling prices and new products.

Also included in the first quarter 2004 results is a net gain of approximately $3.0 million, or $0.19 per share, relating to certain aluminum hedge transactions. This net gain resulted from a determination by the Company that hedges in place to reduce its exposure to aluminum price fluctuations did not meet certain "effectiveness" requirements set forth in Statement of Financial Accounting Standards No. 133 (SFAS No. 133). The Company estimates that an aggregate cost of $10.0 million will be carried over into future periods, excluding the effects of new mark-to-market adjustments arising in the future.

Selling, general and administrative expenses for the first quarter of 2004 increased 11.1% to $13.9 million from $12.5 million in the same quarter last year and represented 4.9% of net sales in the first quarter of 2004 versus 5.9% of net sales in the first quarter of 2003. The increase from the year-earlier period was due primarily to depreciation associated with the Company's project to upgrade its information technology systems, professional service costs, sales commissions and employee incentive plans. These items include an offset from restructuring our post-retirement medical insurance program.

Kaminski concluded, "We are encouraged by the economic recovery and strengthening outlook taking shape in 2004, and we maintain our estimate for total aluminum shipments of 490 to 510 million pounds in the second and third quarters of 2004. As we move into 2004, we are encouraged by the significant operational advances we made in 2003, including continued focus on customer satisfaction, product innovations and revenue growth."

At March 31, 2004, Commonwealth had total assets of $402.2 million compared with $409.3 million a year ago. Stockholders' equity at March 31, 2004, was $84.5 million versus $100.6 million at the end of the first quarter of 2003. Debt-to-capitalization was 61% at March 31, 2004, compared with 55% in the year-earlier quarter.

A public, listen-only simulcast and replay of Commonwealth's first quarter conference call may be accessed at the Company's web site or http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=CMIN&script=1010
&item_id=879561.
The simulcast will begin at approximately 10:00 a.m. Eastern Daylight Time on Friday, May 7, 2004, and a replay of the call will be available beginning at approximately noon Eastern Daylight Time and will run until June 4, 2004.

Commonwealth Industries is one of North America's leading manufacturers of aluminum sheet for distributors and the transportation, construction, and consumer durables end-use markets. The Company has direct-chill casting facilities in Kentucky and continuous casting mini-mills in Ohio and California. Commonwealth also is a leading manufacturer of innovative electrical products through its Alflex operations in California and North Carolina. For more information about the Company, visit Commonwealth's website at www.ciionline.com.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions and growth opportunities are forward-looking statements. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Such factors may include, without limitation, the success of the implementation of the Company-wide information system, the effect of global economic conditions, the ability to achieve the level of cost savings or productivity improvements anticipated by management, the effect (including possible increases in the cost of doing business) resulting from war or terrorist activities or political uncertainties, the ability to successfully implement new marketing and sales strategies, the impact of competitive products and pricing, product development and commercialization, availability and cost of critical raw materials, the ability to effectively hedge the cost of raw materials, capacity and supply constraints or difficulties, the success of the Company in implementing its business strategy, and other risks as detailed in the Company's various filings with the Securities and Exchange Commission.

                          COMMONWEALTH INDUSTRIES, INC.
                 Condensed Consolidated Statement of Operations
                      (in thousands except per share data)

                                                                                        Three Months Ended
                                                                                             March 31,
                                                                                       2004            2003
                                                                                    -----------    -----------
Net sales                                                                           $   284,077     $  211,968
Cost of goods sold                                                                      263,620        202,650
                                                                                    -----------     ----------
    Gross profit                                                                         20,457          9,318
Selling, general and administrative expenses                                             13,913         12,524
                                                                                    -----------     ----------
    Operating income (loss)                                                               6,544         (3,206)
Other income (expense), net                                                                 494            494
Interest expense, net                                                                    (4,094)        (3,701)
                                                                                    -----------     ----------
    Income (loss) before income taxes                                                     2,944         (6,413)
Income tax expense                                                                           70             80
                                                                                    -----------     ----------
    Net income (loss)                                                               $     2,874     $   (6,493)
                                                                                    ===========     ==========

Basic and diluted net income (loss) per share                                       $      0.18     $    (0.41)
                                                                                    ===========     ==========

Weighted average shares outstanding:
    Basic                                                                               16,020          16,011
    Diluted                                                                             16,187          16,011

Dividends paid per share                                                            $       --      $     0.05

                          COMMONWEALTH INDUSTRIES, INC.
                       Operating and Financial Statistics
                  (dollars in thousands except per share data)

                                                                                        Three Months Ended
                                                                                             March 31,
                                                                                       2004            2003
                                                                                    -----------    -----------
Net sales volume:
    Aluminum products                                                               $   252,254    $   187,286
    Electrical products                                                             $    31,823    $    24,682

Shipment volume:
    Aluminum products (millions lbs.)                                                     241.9          183.7
    Electrical products (millions ft.)                                                    127.7          114.9

Production volume:
    Aluminum products (millions lbs.)                                                     244.0          196.4
    Electrical products (millions ft.)                                                    123.0          116.4

Gross profit percent
    Aluminum products                                                                       5.6%           3.7%
    Electrical products                                                                    19.5%           8.7%
    Consolidated Company                                                                    7.2%           4.4%

Operating income percent
    Aluminum products                                                                       4.7%           2.5%
    Electrical products                                                                     9.3%          (4.1%)
    Consolidated Company                                                                    2.3%          (1.5%)

Current ratio                                                                               2.5x           2.8x
Interest coverage ratio (EBITDA to interest expense)                                        3.1x           0.7x
Return on average stockholders' equity (annualized)                                        14.1%         (25.0%)
Debt-to-capitalization                                                                       61%            55%

EBITDA (1)                                                                          $    12,681    $     2,431

Note (1) Earnings before interest, income taxes, depreciation and amortization.  See EBITDA Calculation on next page.

                          COMMONWEALTH INDUSTRIES, INC.
                               EBITDA Calculation (1)
                                 (in thousands)

                                                                                        Three Months Ended
                                                                                             March 31,
                                                                                       2004            2003
                                                                                    -----------    -----------

Net cash (used in) operating activities                                             $    (1,479)   $    (8,233)
Adjustments to reconcile net cash (used in)
 operations to net income (loss):
  Depreciation                                                                           (5,643)        (5,143)
  Amortization                                                                             (255)          (222)
  Loss on disposal of property, plant and equipment                                         (21)           (12)
  Issuance of common stock in connection with stock awards                                  (90)           (90)
  Change in working capital and other net assets                                         10,362          7,207
                                                                                    ------------   -----------
Net income (loss)                                                                   $     2,874    $    (6,493)
Add back depreciation                                                                     5,643          5,143
Add back amortization (2)                                                                    --             --
Add back tax expense                                                                         70             80
Add back interest expense, net (2)                                                        4,094          3,701
                                                                                    -----------    -----------
   EBITDA                                                                           $    12,681    $     2,431
                                                                                    ===========    ===========

Note (1) EBITDA is used in the calculation of certain covenants under the Company's credit agreement.

     (2) Amortization of financing costs for the three months ended March 31, 2004 and 2003 of $255 and $222, respectively, is included in interest expense, net instead of in amortization in the above calculation.

                          COMMONWEALTH INDUSTRIES, INC.
                 Condensed Consolidated Statement of Cash Flows
                                 (in thousands)

                                                                                        Three Months Ended
                                                                                             March 31,
                                                                                       2004            2003
                                                                                    ------------   -----------
Cash flows from operating activities:
  Net income (loss)                                                                 $     2,874      $  (6,493)
  Adjustments to reconcile net income (loss) to net cash
    (used in) operations:
       Depreciation                                                                       5,643          5,143
       Amortization                                                                         255            222
       Loss on disposal of property, plant and equipment                                     21             12
       Issuance of common stock in connection with stock awards                              90             90
       Change in working capital and other net assets                                   (10,362)        (7,207)
                                                                                    ------------   -----------
         Net cash (used in) operating activities                                         (1,479)        (8,233)
                                                                                    ------------   -----------

Cash flows from investing activities:
  Purchases of property, plant and equipment                                             (2,118)        (4,598)
  Proceeds from sale of property, plant and equipment                                        62              3
                                                                                    -----------    -----------
         Net cash (used in) investing activities                                         (2,056)        (4,595)
                                                                                    -----------    -----------

Cash flows from financing activities:
  (Decrease) increase in outstanding checks in excess of deposits                          (733)           418
  Proceeds from long-term debt                                                           77,648         33,707
  Repayments of long-term debt                                                          (72,544)       (33,707)
  Cash dividends paid                                                                        --           (801)
                                                                                    -----------    -----------
         Net cash provided by (used in) financing activities                              4,371           (383)
                                                                                    -----------    -----------

Net increase (decrease) in cash and cash equivalents                                        836        (13,211)
Cash and cash equivalents at beginning of period                                             --         13,211
                                                                                    -----------    -----------
Cash and cash equivalents at end of period                                          $       836    $        --
                                                                                    ===========    ===========

                          COMMONWEALTH INDUSTRIES, INC.
                      Condensed Consolidated Balance Sheet
                        (in thousands except share data)

                                                                                             March 31,
                                                                                    --------------------------
                                                                                       2004            2003
                                                                                    -----------    -----------
Assets
Cash and cash equivalents                                                           $       836    $        --
Accounts receivable, net                                                                    551            209
Inventories                                                                             143,407        140,555
Net residual interest in receivables sold                                                73,006         59,995
Prepayments and other current assets                                                     18,983          7,423
                                                                                    -----------    -----------
        Total current assets                                                            236,783        208,182
Property, plant and equipment, net                                                      138,427        146,408
Goodwill                                                                                 19,265         48,872
Other noncurrent assets                                                                   7,753          5,867
                                                                                    -----------    -----------
        Total assets                                                                $   402,228    $   409,329
                                                                                    ===========    ===========

Liabilities
Outstanding checks in excess of deposits                                            $        --    $       418
Long-term debt due within one year                                                        5,104             --
Accounts payable                                                                         57,748         45,833
Accrued liabilities                                                                      31,032         28,225
                                                                                    -----------    -----------
        Total current liabilities                                                        93,884         74,476
Long-term debt                                                                          125,000        125,000
Other long-term liabilities                                                               3,707          5,076
Accrued pension benefits                                                                 31,234         28,136
Accrued postretirement benefits                                                          63,898         76,075
                                                                                    -----------    -----------
        Total liabilities                                                               317,723        308,763
                                                                                    -----------    -----------

Commitments and contingencies                                                                --             --

Stockholders' Equity
Common stock, $0.01 par value, 50,000,000 shares authorized, 16,020,397 and
     16,010,971 shares outstanding at March 31, 2004
     and 2003, respectively                                                                 160            160
Additional paid-in capital                                                              405,793        405,703
Accumulated deficit                                                                    (305,603)      (285,236)
Accumulated other comprehensive income:
     Unrealized gain on security                                                             --             --
     Minimum pension liability adjustment                                               (21,276)       (21,391)
     Effects of cash flow hedges                                                          5,431          1,330
                                                                                    -----------    -----------
        Total stockholders' equity                                                       84,505        100,566
                                                                                    -----------    -----------
        Total liabilities and stockholders' equity                                  $   402,228    $   409,329
                                                                                    ===========    ===========

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    COMMONWEALTH INDUSTRIES, INC.

                                 By    /s/ Mark V. Kaminski
                                       ---------------------------------------
                                       Mark V. Kaminski, President and
                                       Chief Executive Officer

Date: May 7, 2004